                                                                      EXHIBIT 12

                          STONE CONTAINER CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 (in millions)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------------------------
                                                                           1993       1994        1995       1996       1997
                                                                         ---------  ---------  ----------  ---------  ---------
Income (loss) before extraordinary charges and cumulative effects of
  accounting changes...................................................  $  (319.2) $  (128.8) $    444.5  $  (122.5) $  (404.4)
Income tax provision (credit)..........................................     (147.7)     (35.5)      320.9      (66.0)    (200.8)
Minority interest in consolidated subsidiaries.........................        3.6        1.2        29.3        (.6)        .1
Preferred stock dividend requirements of majority owned subsidiary.....       (5.7)      (9.4)     --         --         --
Undistributed (earnings) loss of non-consolidated subsidiaries.........       13.3        9.1        (9.0)     (48.6)      94.0
Capitalized interest...................................................      (10.8)      (4.7)      (13.2)     (11.7)      (3.2)
                                                                         ---------  ---------  ----------  ---------  ---------
                                                                            (466.5)    (168.1)      772.5     (249.4)    (514.3)
                                                                         ---------  ---------  ----------  ---------  ---------
                                                                         ---------  ---------  ----------  ---------  ---------
Fixed charges:
  Interest charges (expensed and capitalized), amortization of debt
   discount and debt fees on all indebtedness..........................      437.5      460.7       473.5      425.2      457.1
  Interest cost portion of rental expenses (33 1/3%)...................       27.4       29.1        35.4       36.0       38.1
  Preferred stock dividend requirements of majority owned subsidiary...        5.7        9.4      --         --         --
                                                                         ---------  ---------  ----------  ---------  ---------
    Total fixed charges................................................      470.6      499.2       508.9      461.2      495.2
                                                                         ---------  ---------  ----------  ---------  ---------
                                                                         ---------  ---------  ----------  ---------  ---------
Earnings before income taxes, undistributed (earnings) loss of non-consolidated subsidiaries, minority interest and fixed charges
  (excluding capitalized interest).....................................  $     4.1  $   331.1  $  1,281.4  $   211.8  $   (19.1)
Ratio of earnings to fixed charges.....................................     (D)        (C)           2.52     (B)        (A)
                                                                         ---------  ---------  ----------  ---------  ---------
                                                                         ---------  ---------  ----------  ---------  ---------

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(A) The Company's earnings for the year ended December 31, 1997 were insufficient to cover fixed charges by $514.3 million.

(B) The Company's earnings for the year ended December 31, 1996 were insufficient to cover fixed charges by $249.4 million.

(C) The Company's earnings for the year ended December 31, 1994 were insufficient to cover fixed charges by $168.1 million. Earnings for 1994 included a non-recurring pretax gain of $22.0 million relating to an involuntary conversion at the Company's Panama City, Florida pulp and paperboard mill. If such a non-recurring event had not occurred, earnings would have been insufficient to cover the fixed charges by $190.1 million.

(D) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $466.5 million. Earnings for 1993 included a non-recurring pretax gain of $35.4 million from the sale of the Company's 49 percent equity interest in Empaques de Carton Titan, S.A. If such a non-recurring event had not occurred, earnings would have been insufficient to cover fixed charges by $501.9 million.